Exhibit 10.29

November 3, 2021

Randy Hendricks
531 Serenity Point Drive
Henderson, Nevada 890

Re: Offer of Employment

Dear Randy,

On behalf of Zovio, we are pleased to offer you the position of Chief Executive Officer. The pertinent details of this offer are set forth below. As Chief Executive Officer, Zovio’s Nominating and Governance Committee will also recommend that you also be appointed a member of the Company’s Board of Directors. Additional information regarding Company policies related to this offer are also included in the Addendum at the end of this letter.

•Start Date: December 6, 2021
•Company address: 1811 E Northrop Blvd, Chandler, AZ 85286
•Telephone: (866) 475-0317

•Base Salary: You will be paid in bi-weekly installments equivalent to $550,000.00 on an annual basis, subject to deductions for taxes and other withholdings as required by law.
•Regular Pay Day: Wages or salary earned will be paid by Zovio over a twelve (12) month period on the Company’s regular pay dates. Any exceptions to the regular pay dates will be specified in writing on Zovio’s intranet.
•Sign-On Bonus (Not Grossed Up): You are eligible to receive a sign-on bonus of $300,000.00. You will receive the sign-on bonus after reporting to work on your first day of employment and it will be paid to you on the first regular pay date in January 2022. This sign-on bonus is subject to a prorated clawback for one year as set forth in the addendum to this letter.
•Short Term Incentive (Performance Bonus): Your position is eligible to participate in the Zovio Short-Term Incentive (“STI”) Performance Bonus Plan. This is an annual plan with performance targets set by the Compensation Committee of the Board of Directors. Your bonus target in this position is 115% of your annual salary. The STI Plan has a threshold and overachievement opportunity on the financial portion of the metrics which can result in a payment less than or greater than 115% of your annual salary. Your initial bonus period will begin on January 1, 2022 and you must be actively employed by Zovio on the last day of the initial performance period (December 31, 2022) in order to receive the bonus payout. Your actual bonus calculation will be based on your eligible base salary, including any prorated adjustments to base pay or bonus percentage, and length of eligibility in the bonus period, including unpaid time off. The STI bonus is not guaranteed, is not part of your base pay and is considered taxable income at the supplemental rate. Your actual bonus payout may vary based on the achievement of the Company’s financial and quality goals. STI bonus payments for all eligible employees are typically paid in March of the following calendar year.
•Sign-on Inducement Equity Grant: As a material inducement for you to accept the CEO position, you will be eligible to receive a one-time sign-on equity grant under the 2021 CEO Inducement Equity Incentive Plan. Your grant will be valued at $3,000,000.00 (calculated using

Exhibit 10.29
Zovio’s closing share price on the date of this letter) and is comprised of 33.33% Restricted Stock Units (“RSUs”) with annual prorated vesting period over a three year period and 66.67% Performance Stock Units (“PSUs”) with a single vesting date at the end of three years. In the event your employment is terminated without cause (as such term will be defined your PSU Award Agreement) within two years following a Zovio change in control (as such term will also be defined in your PSU Award Agreement), and provided that you timely sign (and do not revoke) a general release of claims in favor of Zovio, then any outstanding and unvested RSUs and PSUs awarded to you under the CEO Inducement Equity Incentive Plan shall become fully vested (with the PSUs vesting based on a presumed 100% achievement at the target level of performance irrespective of whether such level of performance is actually achieved). You will be able to access the full grant details in E*TRADE at the time of your grant.
•Long Term Incentive Grant: In this role, you are also eligible to receive annual Long Term Incentive (“LTI”) equity grants under the 2009 Stock Incentive Plan (or its successor) beginning in the year 2023. Your initial LTI grant in 2023 will be valued at $2,000,000.00, calculated using Zovio’s closing share price as of the date of the 2023 grant. The form and mix of the award will be decided by the Compensation Committee. For each subsequent year following 2023, you may receive additional LTI equity grants commensurate with your position and subject to approval by the Compensation Committee and the provisions of the then applicable Company stock plan, the award agreement you must sign as a condition of the grant and the Company’s insider trading policy. You will be able to access full grant details in E*TRADE at the time of your grants.
•Executive Severance Plan: You will be designated by the Compensation Committee as a “Covered Employee” eligible to participate in Zovio’s Amended and Restated Executive Severance Plan, which provides for twelve (12) months of cash severance in the case of a “Qualifying Termination” (as such term is defined in the Executive Severance Plan). The plan also provides for twelve (12) months of benefits that are reasonably equivalent to the employee benefits provided to you immediately prior to termination. In addition, the plan provides for a single lump sum cash payment equal to pro rata portion of the annual cash bonus based upon the number of days the Executive is employed during the fiscal year.
•Benefits: You are eligible to participate in the standard benefits available to the Company’s full-time employees. Currently, the standard benefits include the following:
◦401(k) Retirement Account and Employee Stock Purchase Plan
◦Health, dental, life and disability insurance – coverage begins on the first day of the month following the date of hire
◦Flexible Spending Account
◦Health and Wellness Program
◦Sick Leave and Vacation
◦Eleven (11) paid Company Holidays
◦One (1) paid “floating” holiday
◦Sixteen (16) hours of paid time to volunteer with a non-profit organization of your choice
◦Corporate Discount Partnerships\

Exhibit 10.29
We look forward to welcoming you aboard. Feel free to contact me if you have questions or concerns regarding this offer. To accept this job offer, please sign below and return a copy of the letter to me.

Sincerely,

/s/ George P. Pernsteiner

George P. Pernsteiner
Chairman of the Board

Accepted:

/s/ Randy Hendricks
Randy Hendricks

November 3, 2021
Date

Exhibit 10.29
ADDENDUM
You will receive a copy of the Zovio (THE COMPANY) employee handbook and will be subject to all of the provisions of this handbook. You will also be required to sign an acknowledgment of receipt of the handbook.
•Sign-On Bonus: The employee understands that the sign-on bonus is forfeited if the employee fails to report to work and is subject to be reimbursed to THE COMPANY in the event employment is self-terminated prior to one (1) year of service. The total financial obligation is calculated on a monthly pro-rata basis. Therefore, every month of employment reduces financial obligation by 1/12th. For example, if the employee self-terminates after 6 months, the employee would owe THE COMPANY 50% of the gross amount of the sign-on bonus. If you voluntarily terminate your employment with THE COMPANY prior to completing 12 months of employment, you understand and agree that you must repay all unearned amounts advanced to you on or before your separation date. Nothing in this paragraph affects the at-will nature of your employment as described below. The financial repayment obligation terminates after twelve (12) months of full-time employment.
•Please be advised the worker’s compensation information is as follows:
◦California:
Athens Administrators
P.O. Box 696 Concord, CA 94522
Phone: 619/400-1472
Fax: 619/599-8165
Toll Free: 866/482-3535

◦Colorado:
Athens Administrators
P.O. Box 696 Concord, CA 94522
Phone: 563/587-5260
Fax: 563/587-6535
Toll Free: 877/241-6121

◦Arizona:
Athens Administrators
P.O. Box 696 Concord, CA 94522
Phone: 619/400-1472
Fax: 619/599-8165
Toll Free: 866/482-3535

In accordance with the requirements of Arizona law, we are notifying you of the following:
Unless exempt by law, you are entitled to minimum requirements for paid sick leave under state law which provides that an employee: a. May accrue paid sick leave and may request and use up to 5 days or 40 hours of accrued sick leave per year; b. May not be terminated or retaliated against for using or requesting the use of accrued paid sick leave; and c. Has the right to file a complaint against an employer who retaliates or discriminates against an employee for requesting or using accrued sick days.

Exhibit 10.29
As an employee of Zovio or its subsidiaries, you will receive paid sick leave pursuant to our sick leave policy set forth in the Employee Handbook, which provides no less than 40 hours (or 5 days) of paid sick leave at the beginning of each year of employment in compliance with Arizona Revised Statutes § 23-372.
Arbitration: Binding arbitration of disputes, rather than litigation in courts, provides an effective means for resolving issues arising in or from an employment situation. The Company and employee agree to utilize binding arbitration to resolve all disputes that may arise out of the employment context.
Terms of Employment: Your employment with THE COMPANY is "at will" meaning that you are not employed for any specific period of time. Your employment can be terminated with or without cause and with or without notice, at any time, at the option of either THE COMPANY or you. The at-will nature of your employment relationship may not be modified except in writing signed by an authorized officer of the COMPANY and you. This constitutes the entire understanding regarding the at-will nature of your employment.
No Use of Confidential Information: THE COMPANY is extending this offer due to your skills and abilities and not due to any information you might possess regarding current or former employers. If you accept this offer, keep in mind that you may not bring to THE COMPANY, disclose to THE COMPANY or use in the performance of your duties for THE COMPANY any confidential information, trade secrets, documents or materials from any other employer.
Non-Compete Agreement: You confirm by accepting this offer and working for THE COMPANY in the position described above, you will not be breaching any previous agreements with prior employers. Please attach all agreements you have entered with any prior employers relating to confidentiality, including, any non-disclosure, non-competition, and non-solicitation agreements or other agreements entered into upon your termination of employment with any prior employers and sign this letter where indicated below to acknowledge your acceptance of employment on these terms.
Employment with Zovio or its subsidiaries is only available to an individual who physically resides in the United States. If at any time you were to reside outside the United States, your employment will be subject to termination.
In addition, your employment is also contingent upon the production of documentation of identification and eligibility for employment as required by the Immigration Reform and Control Act of 1986. In compliance with federal law, all persons hired will be required to verify identity and eligibility to work in the United States and to complete the required employment eligibility verification document Form I-9 upon hire. Zovio and its subsidiaries participate in E-Verify. For more information please visit www.dhs.gov/E-verify.